RCM Technologies, Inc.

2500 McClellan Avenue

Pennsauken, NJ 08109-4613

Tel:  856.356.4500

Fax: 856.356.4600

www.rcmt.com

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. REPORTS 2009 SECOND QUARTER
AND YEAR-TO-DATE RESULTS

Pennsauken, NJ - August 10, 2009 -- RCM Technologies, Inc. (NASD: RCMT) today announced financial results for the thirteen and twenty-six week periods ended June 27, 2009.

The Company announced revenues of $47.2 million for the thirteen week period ended June 27, 2009, down from $55.0 million for the thirteen week period ended June 28, 2008 (comparable prior year period). Net income for the thirteen week period ended June 27, 2009 was $0.2 million, or $0.02 per diluted share, as compared to net income of $1.4 million, or $0.11 per diluted share, for the comparable prior year period.

The Company experienced net operating income for the thirteen week period ended June 27, 2009 of $0.2 million, or $0.01 per diluted share, down from net operating income of $2.4 million, or $0.19 per diluted share, for the comparable prior year period.

The Company announced revenues of $95.3 million for the twenty-six week period ended June 27, 2009, down from $104.1 million for the twenty-six week period ended June 28, 2008 (comparable prior year period). Net income for the twenty-six week period ended June 27, 2009 was $5.8 million, or $0.45 per diluted share, as compared to a net loss of $1.2 million, or $0.10 per diluted share, for the comparable prior year period.

The Company recorded legal settlement proceeds of $9.8 million, or $5.8 million net of income tax expense, for the twenty-six week period ended June 27, 2009. The legal settlement resulted in an increase to earnings per diluted share of $0.46. During the comparable prior year period, the Company recorded a $6.1 million bad debt charge, or $3.7 million net of income tax benefit, relating to a note receivable that the Company wrote off. The loss resulted in a reduction of earnings of $0.29 per diluted share.

The Company experienced a net operating loss for the twenty-six week period ended June 27, 2009 of $0.3 million, or $0.02 per diluted share, up from a net operating loss of $2.2 million, or $0.17 per diluted share, for the comparable prior year period.

Leon Kopyt, Chairman and CEO of RCM, commented: "The current economic environment continues to be challenging, particularly for our Information Technology and General Support Services groups.  On a more positive note, we had modest growth in our Engineering segment while the Specialty Healthcare group held steady following impressive growth over the past several years.  Additionally, we completed our fourth consecutive quarter with positive cash flow from operations and for the first six months of 2009 generated $13.5 million cash flow from operations.  We believe that there will be an incremental improvement in operating income in the third and fourth quarters as compared to the first two quarters of 2009."

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Consolidated Statements of Income
(Unaudited)

(In Thousands, Except Per Share Amounts)

	Thirteen Week Periods Ended
	June 27, 2009	June 28, 2008
Revenues	$47,223	$55,011
Gross profit	11,578	15,150
Selling, general and administrative	11,015	12,141
Depreciation and amortization	404	560
Operating income	159	2,449
Interest expense, net	(3)	(67)
Gain (loss) on foreign currency transactions	54	(6)
Income before income taxes	210	2,376
Income tax (benefit) expense	(36)	936
Net income	$246	$1,440

Earnings per share (diluted)
Net income	$0.02	$0.11

	Twenty-Six Week Periods Ended
	June 27, 2009	June 28, 2008
Revenues	$95,272	$104,125
Gross profit	22,520	27,448
Selling, general and administrative	22,022	22,626
Bad debt - note receivable	-	6,090
Depreciation and amortization	788	921
Operating loss	(290)	(2,189)
Interest expense, net	(23)	(41)
Gain (loss) on foreign currency transactions	44	(5)
Income from legal settlement	9,750	-
Income (loss) before income taxes	9,481	(2,235)
Income tax expense (benefit)	3,682	(1,005)
Net income (loss)	$5,799	($1,230)

Earnings per share (diluted)
Net income (loss)	$0.45	($0.10)

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data
(Unaudited)

(In Thousands)

	June 27, 2009	December 27, 2008
Cash and equivalents	$9,625	$815
Accounts receivable, net	47,827	55,770
Working capital	49,204	42,687
Goodwill and intangible assets	6,781	6,814
Total assets	77,348	78,841
Senior debt	-	4,900
Total liabilities	15,792	23,490
Stockholders’ equity	$61,556	$55,351

RCM Technologies, Inc.

Cash Provided by (Used in) Operating Activities

(Unaudited)

	Thirteen Week Periods Ended
	June 27, 2009	June 28, 2008
	(In Thousands)
Net income	$246	$1,439
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	404	560
Stock based compensation	(59)	104
Provision for losses on accounts receivable	76	(36)
Deferred tax assets	134	528
Changes in operating assets and liabilities
Accounts receivable	3,355	(6,566)
Prepaid expenses and other current assets	(810)	(524)
Accounts payable and accrued expenses	(438)	875
Accrued payroll and related costs	1,626	1,615
Income taxes payable	(340)	(256)

Cash provided by (used in) operating activities	$4,194	($2,261)

	Twenty-Six Week Periods Ended
	June 27, 2009	June 28, 2008
	(In Thousands)
Net income (loss)	$5,799	($1,230)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	785	921
Stock based compensation	34	197
Provision for losses on accounts receivable	304	(133)
Provision for losses on note receivable	-	6,090
Deferred tax assets	2,426	(1,660)
Changes in operating assets and liabilities
Accounts receivable	7,663	(10,879)
Prepaid expenses and other current assets	(328)	(519)
Accounts payable and accrued expenses	(1,439)	(577)
Accrued payroll and related costs	(1,153)	446
Income taxes payable	(544)	(1,376)

Cash provided by (used in) operating activities	$13,547	($8,720)

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